Independent Auditor's Consent




To the Board of Directors and Shareholders
Dreyfus Disciplined Stock Fund


We consent to the use of our report dated December 17, 1997 with respect to the Dreyfus Disciplined Stock Fund incorporated by reference in the Statement of Additional Information and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Transfer and Dividend Disbursing Agent, Custodian, Counsel and Independent Auditors' in the Statement of Additional Information.

                                               KPMG Peat Marwick LLP


New York, New York
July 29, 1998